Exhibit 10.1

ENOVIX CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED BY THE BOARD OF DIRECTORS: OCTOBER 20, 2021

EFFECTIVE: JULY 14, 2021

Each member of the Board of Directors (the “Board”) of Enovix Corporation (the “Company”) who is a non-employee director of the Company (each such member, a “Director” or “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $45,000 (the “Eligible Director Retainer”)

b.	Chairperson of the Board (in addition to Eligible Director Retainer): $25,000

c.	Lead Independent Director (in addition to Eligible Director Retainer): $15,000

2.	Annual Committee Member Service Retainer

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in lieu of the Annual Committee Member Service Retainer):

a.	Chairperson of the Audit Committee: $15,000

b.	Chairperson of the Compensation Committee: $10,000

c.	Chairperson of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

Equity awards will be granted under the Company’s 2021 Equity Incentive Plan, as may be amended and restated from time to time (the “Plan”).

1.

(a) Initial Legacy Director Equity Grant. On the date that this Non-Employee Director Compensation Policy is approved by the Board (the “Approval Date”), each person who is then serving as a Non-Employee Director will receive a Restricted Stock Unit Award for shares of the Company’s common stock (the “Common Stock”) having a value of $100,000 based on the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant (the “Legacy Director RSU”). 25% of each Legacy Director RSU will be vested as of the date of grant and the remainder will vest in three equal installments on each of December 31, 2021, March 31, 2022 and June 30, 2022.

(b) Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment a Non-Employee Director will automatically receive a Restricted Stock Unit Award for Common Stock having a value of $275,000 based on the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant (the “Initial RSU”). Each Initial RSU will vest quarterly over three years.

(c) Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of the Company’s Stockholders (each an “Annual Meeting”), each person who is then a Non-Employee Director will automatically receive a Restricted Stock Unit Award for Common Stock having a value of $100,000 based on the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant (the “Annual RSU”). For a Non-Employee Director who was appointed to the Board less than 365 days prior to an Annual Meeting, the $100,000 for the applicable Annual RSU will be prorated based on the number of days from the date of appointment until such Annual Meeting. For illustrative purposes, if a Non-Employee Director joins the Board on January 1st, and the next Annual Meeting is held on July 1st of the year of appointment, then on the date of such Annual Meeting, such Non-Employee Director will receive an Annual RSU for Common Stock having a value of $49,589 (($100,000/365) x 181). Each Annual RSU will vest quarterly over one year and will be fully vested on the earlier of (i) the date of the following year’s Annual Meeting of the Company’s Stockholders (or the date immediately prior to the next Annual Meeting of our Stockholders if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of grant.

(d) Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.

(e) Calculation of Value of a Restricted Stock Unit Award. The value of a Restricted Stock Unit Award to be granted under this Director Compensation Policy will be determined based on the Fair Market Value per share on the grant date.

2.

(f) Remaining Terms. The remaining terms and conditions of each Restricted Stock Unit Award, including transferability, will be as set forth in the Company’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.

Expenses

The Company will reimburse a Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

3.